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                                                                   Exhibit 10.22

                                                                   Chris Lepiane
                                                                     Page 1 of 3

October 16, 2001

Chris Lepiane
12868 Harwick Lane
San Diego, CA 92130

Dear Mr. Lepiane:

Oplink Communications, Inc. (the "Company") is pleased to offer you the position of Vice President of Worldwide Sales, an Officer of the Company, reporting to Fred Fromm, President and CEO.

Base Salary and Benefits:

You will be paid an annual salary of US$200,000.00, less payroll deductions and all required withholdings, payable on a biweekly basis. You will be eligible for the following standard Company benefits: Medical insurance, 401 (k) retirement savings plan, vacation, sick leave and holidays. Details about these benefits are provided in the Employee Handbook and plan summaries available for your review. The Company may modify compensation and benefits from time to time, as it deems necessary.

Sales Commission:

You will be eligible to receive a sales commission of (a) $1,000.00 for every one millions dollars ($1,000,000.00) of invoiced revenue up to the predetermined quarterly sales target, and (b) $2,500.00 for every one million dollars ($1,000,000.00) of invoiced revenue in excess of the predetermined quarterly sales target, payable quarterly. This Sales commission is subject to the Company's review and modification before the commencement of every fiscal year.

Relocation Allowance:

You will be eligible receive $20,000.00, on or before December 31, 2002, as relocation allowance. You will be paid the relocation allowance in full upon written notice to the Company that you and your family have begun to relocate to the San Jose, California provided that your family relocation will be completed on or before December 31, 2002. You will be required to pay back the relocation allowance at one-twelfth (1/12) per month if you resign or if your employment with the Company is terminated for "Cause" (as defined below) within the first year following payment. Before payment of the relocation allowance, the Company will reimburse you for reasonable temporary lodging submission of proof, provided that such reimbursement shall not exceed $120.00 per day.

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                                                                   Chris Lepiane
                                                                     Page 2 of 3

Stock Options:

Subject to approval by the Company's Board of Directors, you will be granted an option to purchase a total of five hundred thousand (500,000) shares of Oplink' common stock. The exercise price of such shares shall be fair market value of the stock on the grant date, as determined by the Company's Board of Directors. The option to purchase the shares will vest over a four-year period, one fourth (1/4) of which will be vested at the first anniversary of your start date and one forty-eighth (1/48) per month thereafter, fully at the end of four (4) years of continuous service.

Acceleration of Vesting Following Change of Control and Termination without
Cause:

In the event of a "Change of Control" (as defined below) or if you are terminated without "Cause" (as defined below) within the first year of your employment with the Company, the vesting of up to one-fourth (1/4) of your Option shall be accelerated immediately upon the Closing of the Change of Control or Termination without cause.

Definitions:

For purposes of this Employment Letter Agreement, the following terms shall have the meanings set forth below.

     (1) "Cause" means the occurrence of any of the following: (i) theft, misappropriation or embezzlement of Company property by the employee, or falsification of any Company documents or records by the employee; or (ii) conviction (including any plea of guilty or nolo contendere) of any felony or other crime involving moral turpitude or dishonesty by the employee; or
     (iii) any material breach by the empolyee of any employment agreement between the employee and the Company, which breach is not cured pursuant to the terms of such agreement.

     (2) "Change of Control" means any one of the following transactions: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

ESPP:

You will be eligible to participate in the new Employee Stock Purchase Plan as provided under the terms of the plan.

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                                                                   Chris Lepiane
                                                                     Page 3 of 3

Terms of Employment:

  (1) Company Policies and Agreements.

  As a Company employee, you will be expected to abide by the Company's rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Employment, Confidential Information and Invention Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company. The Company may amend its rules and regulations at any time.

  (2)  Eligibility for Employment.

  As required by law, your employment with the Company is subject to satisfactory proof of your right to work in the United States.

Complete Agreement:

This Employment Letter Agreement, together with your Confidential Information and Invention Agreement and stock option agreements, forms the complete and exclusive statements of the terms of your employment agreement with the Company. The employment terms in this Employment Letter Agreement and the Confidential Information and Invention Agreement supersede any other prior or contemporaneous agreements or promises made to you by anyone, whether oral or written.

If you agree to the terms of this Employment Letter Agreement, please sign and date the attached copy of this Employment Letter Agreement and return that copy to me. This offer is valid until October 26, 2001. Your starting date should be not later than November 12, 2001.

     We believe your expertise will be an important part of our continued effort to strive for excellence and greater success.

Very truly yours,

________________________________                __________________________
Fred Fromm, President and CEO                   Date


Agreed:


________________________________                __________________________
Chris Lepiane                                   Date